Exhibit 99.1

Investor Relations:
Vision Advisors
Terry McGovern, 415-902-3001
mcgovern@visionadvisors.net

Media Relations:
Allison+Partners
Conor Campbell, 619-533-7975
conor@allisonpr.com

Location Based Technologies CEO Dave Morse to Present at the 4th Annual LD MICRO Growth Conference

IRVINE, Calif., Dec. 6, 2011 – Dave Morse, CEO of Location Based Technologies,® Inc. (OTCBB:LBAS), will give a presentation at the LD Micro Growth Conference on Wednesday, Dec. 7, 2011. Morse will explain the background of the company and its small personal GPS locator device called PocketFinder®, sold exclusively at Apple Retail Stores and the Online Apple Store. His presentation begins at 2 p.m. PDT at the Luxe Sunset Bel Air Hotel, located at 11461 Sunset Boulevard in Los Angeles.

The LD MICRO Invitational showcases some of the fastest-growing and profitable companies in the technology sector on the OTC, NASDAQ, and NYSE. The conference features CEOs and CFOs from 101 companies presenting over two days and attendees include a select group of institutional portfolio managers and analysts.

Location Based Technologies designs and builds dedicated GPS products and services that are affordable and easy to use. To learn more about the company, visit www.locationbasedtech.com.
###
About Location Based Technologies, Inc.
A publicly traded company, Location Based Technologies (OTCBB: LBAS) designs and builds dedicated GPS products and services that are affordable and easy to use. PocketFinder, Location Based Technologies’ small personal GPS locator device, provides an easy solution to help people use technology to stay connected to what they value most — loved ones, pets, vehicles and assets — at any time from almost anywhere. PocketFinder products include the GPS Vehicle Locator, Personal GPS Locator and GPS Pet Locator. For more information, visit http://www.pocketfinder.com.

Connect with PocketFinder on Facebook: http://www.facebook.com/PocketFinder or follow on Twitter at https://twitter.com/#!/PocketFinderGPS.

PocketFinder and Location Based Technologies, Inc. are trademarks of Location Based Technologies, Inc. registered in the U.S. and other countries.

This news release contains forward-looking statements that involve risks and uncertainties.  Actual results and outcomes may differ materially from those discussed or anticipated.  For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

About LD MICRO
LD MICRO is a by-invitation only newsletter firm that focuses on finding undervalued companies in the micro-cap space. Since 2002, the firm has published an annual list of recommended stocks as well as comprehensive reports on select companies throughout the year. LD MICRO concentrates on finding, researching, and investing in companies that are overlooked by institutional investors. It is a non-registered investment advisor.   To learn more, please call 408-457-1042 or visit http://www.ldmicro.com